Exhibit 99

For Release March 9, 2007

Contact: Gerald Coggin, V. P. Corporate Relations

Phone: (615) 890-2020

NHR to pay 33.25 cent dividend

MURFREESBORO, Tenn. -- National Health Realty, Inc., (AMEX: NHR) a real estate investment trust, announced today that it will pay a first quarter dividend of 33.25 cents per common share to shareholders of record on March 30 and payable on April 13, 2007.

Additional information including NHR’s most recent press releases may be obtained on NHR’s web site at www.nationalhealthrealty.com.  The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward looking statements. NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHR’s best judgment as of the date of this release.